CONSULTING AGREEMENT


     CONSULTING AGREEMENT dated as of the first day of September, 1996 (hereinafter referred to as the "Agreement" or this "Agreement"), by and between INTERNATIONAL MULTIFOODS CORPORATION, a Delaware corporation ("Multifoods"), having its principal offices at Multifoods Tower, 33 South Sixth Street, Minneapolis, Minnesota 55402, and SAMPSON ASSOCIATES, INC., a Minnesota corporation ("Consultant"), having its principal offices at Suite No. 404, Edina Executive Plaza, 5200 Willson Road, Edina, Minnesota 55424.

     WITNESSETH THAT:

     WHEREAS, Consultant is engaged in the business of providing consulting services; and

     WHEREAS, Multifoods wishes to avail itself of the experience and skill of Consultant during the consulting period, hereinafter described.

     NOW, THEREFORE, in consideration of the preceding recitals and of the mutual covenants and agreements set forth in this Agreement, Multifoods and Consultant agree, as follows:

1.     Term and Scope of Consulting Services.

     A.     Consulting Period.

               Multifoods agrees to retain Consultant as a consultant to serve Multifoods, and Consultant agrees to serve as a consultant to Multifoods, for a period of one (1) year, commencing on the date of this Agreement and ending at midnight on August 31, 1997 (the "Consulting Period"). At the request of Multifoods during the Consulting Period, and in consideration of the compensation for the Consulting Services described in Section 2 of this Agreement, Consultant shall make itself available to provide the "Consulting Services" (hereinafter described), for twenty-five calendar days during the Consulting Period pursuant to a schedule mutually agreed to by Multifoods and Consultant. Consultant also agrees to assign and cause John E. Sampson, President of Consultant, to provide the Consulting Services to Multifoods during the Consulting Period. For purposes of this Agreement, a calendar day shall be any day Monday through Friday of any calendar week, exclusive of national holidays, and at least five hours per calendar day.

     B.     Consulting Services.

          Consultant shall provide advice and counsel to Multifoods' management in connection with any projects which may be assigned to Consultant by the Chairman of the Board and Chief Executive Officer or the Executive Vice President of the Corporation from time-to-time during the Consulting Period (the "Consulting Services").

C.     Representation of Consultant.

     Consultant represents and warrants to Multifoods that in providing the Consulting Services to Multifoods, neither Consultant nor any of Consultant's employees or agents will disclose to Multifoods any confidential or proprietary information of any third party. As used in this Paragraph C, confidential information shall not include any information: (i) which was known to the public on the date of this Agreement; (ii) which becomes known to the public following the date of this Agreement; or (iii) which is disclosed to Multifoods by the owner of such confidential information or by such other third party who has the right to disclose such information to Multifoods without violating any agreement of confidentiality with the owner of such confidential information.

2.     Compensation and Expenses Payable by Multifoods to Consultant.

     A.     Compensation for Consulting Services.

               As compensation for the twenty-five (25) calendar days of Consulting Services which Consultant has agreed to render to Multifoods during the Consulting Period, Multifoods shall pay to Consultant a fee of Fifty Thousand Dollars ($50,000), in United States Dollars, in five installments of Ten Thousand Dollars ($10,000) each, on September 1, 1996, October 1, 1996, November 1, 1996, December 1, 1996 and December 31, 1996. If Multifoods shall request Consultant to provide, and Consultant shall agree to provide more than twenty-five (25) calendar days of Consulting Services, Multifoods shall pay Consultant a fee of Two Thousand Dollars, in United States Dollars, for each additional calendar day of Consulting Services provided by Consultant. Any such additional fee, which shall be due and owing to Consultant, shall be paid by Multifoods to Consultant not later than thirty (30) days following receipt by Multifoods of an invoice from Consultant for such additional days of Consulting Services so provided. Multifoods will report the payment of Consultant's compensation for the Consulting Services on Form 1099, or such other form as may be prescribed by applicable federal and state tax authorities.

     B.     Expenses of Consultant During Performance of Consulting
Services.

               Multifoods will reimburse Consultant for Consultant's reasonable travel expenses and other reasonable out-of-pocket expenses incurred by Consultant while on assignment under and pursuant to this Agreement, provided that Consultant shall obtain approval of an officer of Multifoods at the Vice President or higher officer level if Consultant's expenses on any single consulting assignment are reasonably estimated to exceed $1,000. Consultant shall provide Multifoods with receipts and other evidence reasonably requested by Multifoods to substantiate any such costs and expenses incurred by Consultant while performing the Consulting Services. Multifoods shall reimburse Consultant for all such costs and expenses submitted by Consultant within thirty (30) days following the date of Multifoods' receipt of Consultant's invoice for such reimbursement and supporting documentation.

3.     Confidentiality.

     A.     Consultant's Covenant of Confidentiality.

               In consideration of the compensation payable by Multifoods to Consultant under this Agreement, Consultant covenants and agrees with Multifoods that Consultant and its employees and agents will maintain in strict confidence and not use or disclose to any corporation, partnership, or other entity or person, any confidential information including, without limitation, financial information, trade secrets customer names or lists of customers, or business practices or plans of Multifoods or any of Multifoods' subsidiaries or affiliates, or any proprietary information of Multifoods or any subsidiary or affiliate of Multifoods, to which Consultant or its employees or agents may have access to or knowledge of in the performance of Consultant's obligations under this Agreement. As used in this Section 3, confidential information shall not include any information: (i) which was known to the public on the date of this Agreement; (ii) which becomes known to the public following the date of this Agreement through no fault of Consultant or any of its employees, agents and/or representatives; or
(iii) which is disclosed to Consultant by a third party who has the right to disclose such information without violating any agreement of confidentiality with Multifoods.

     B. In the event that Consultant, or any employee of Consultant, is compelled by subpoena, civil investigative demand, court order or other legal process in any proceeding to disclose any confidential information described in Paragraph A immediately above, Consultant shall give Multifoods prompt notice so that Multifoods may seek an appropriate protective order or other confidential treatment of such confidential information. If Multifoods shall fail for any reason to obtain a protective order and Consultant, or any employee of Consultant, shall be compelled to disclose any such confidential information, based upon the advice of Consultant's counsel, Consultant, or any employee of Consultant, may disclose such information without liability under this Agreement, provided that Consultant shall give Multifoods written notice of the information to be disclosed as far in advance of its disclosure as is reasonably practicable and the name of the party to whom Consultant, or any employee of Consultant, is required to disclose such information, and in any event, such disclosure shall be limited to the specific information that Consultant, or any employee of Consultant, is legally required to disclose base upon the advice of Consultant's counsel.

C.     Remedies.

          Consultant agrees that money damages would not be a sufficient remedy for any breach or threatened breach by Consultant of Consultant's covenant of confidentiality described in this Section 3. Consultant agrees that in addition to all other remedies that Multifoods shall be entitled to, Multifoods shall be entitled to specific performance and injunction or other equitable relief as a remedy for any such breach or threatened breach, and Consultant further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. Consultant acknowledges that no failure or delay by Multifoods in exercising any right under this Paragraph B will operate as a waiver thereof, nor shall a single or partial exercise of any such right preclude further or other exercise thereof.

4.     No Waiver.

     The waiver by Multifoods or Consultant of a breach by Multifoods or Consultant, as applicable, of any provision of this Agreement, shall not operate or be construed as a waiver of any subsequent breach by Multifoods or Consultant, as applicable.

5.     Successors and Assigns.

     The rights and obligations of Consultant under this Agreement shall not be assignable, transferable or delegable in whole or in part by Consultant. This Agreement is binding upon the successors and assigns of Multifoods.

6.     Independent Contractor Status.

     The parties acknowledge that Consultant shall perform its duties and obligations under this Agreement as Multifoods' independent contractor and that this Agreement is not intended nor shall this Agreement be deemed to create an employment relationship or any other relationship between Multifoods and Consultant other than that of independent contractor. Consultant shall at all time be free to exercise its own initiative, judgment and discretion as to how best to perform or provide the Consulting Services. Because Consultant is an independent contractor and not Multifoods' employee, Multifoods shall not withhold any Federal, state or local taxes or other taxes for any fees or amounts to be paid to Consultant. Consultant agrees that it shall report such fees and amounts to taxing authorities and pay all Federal, state and local taxes or other taxes payable with respect thereto in a manner consistent with his status as an independent contractor. Consultant further agrees to reimburse Multifoods for, and indemnify and hold Multifoods harmless from, any tax or other amount Multifoods may pay or be held liable to pay any governmental authority by reason of Consultant's breach of any of the foregoing obligations or any act by Consultant that is inconsistent with the treatment of Consultant as an independent contractor.

7.     Indemnification.

     In the event that Consultant becomes involved in a legal action or proceeding as a result of advice and counsel provided by Consultant pursuant to this Agreement, Multifoods will indemnify Consultant against all claims, demands, actions, lawsuits and liabilities, and all reasonable attorney's fees and disbursements made against or incurred by Consultant, except to the extent that any such claim, demand, action, lawsuit or liability resulted from the gross negligence or willful misconduct of Consultant. This indemnification shall extend upon the same terms and conditions to the officers and employees of Consultant.

8.     Governing Law.

     This Agreement is a Minnesota contract and shall be governed by the laws of the State of Minnesota.

9.     Severability.

     If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

10.     Entire Agreement.

     This Agreement contains the entire agreement of Multifoods and Consultant with respect to the subject matter of this Agreement, and supersedes any prior oral or written agreement or understanding of the parties with respect to the subject matter of this Agreement. This Agreement may only be amended by an agreement in writing signed by an authorized representative of Consultant and Multifoods.

11.     Condition.

     This Agreement shall automatically come to an end and be null and void should John E. Sampson, sole shareholder and chief executive officer of Sampson Associates, Inc., exercise his right to rescind the "Release" described in that certain Release Agreement, dated as of August 31, 1996, between Multifoods and John E. Sampson (the "Release Agreement"), within the 15-day recission period provided in the Release Agreement.

     IN WITNESS WHEREOF, Multifoods and Consultant have executed and delivered this Agreement as of the day and year first above written.


                         INTERNATIONAL MULTIFOODS CORPORATION



                         By:/s/ Robert F. Maddocks
                              Robert F. Maddocks
                         Its: Executive Vice President




                         SAMPSON ASSOCIATES, INC.



                         By:/s/ John E. Sampson
                              John E. Sampson
                         Its: President